Exhibit 10.1

MORGAN STANLEY

SELECT EMPLOYEES’ CAPITAL ACCUMULATION PROGRAM

PLAN DOCUMENT

AMENDED AND RESTATED AS OF MAY 7, 2008

This plan document sets forth the terms and conditions of the Morgan Stanley Select Employees’ Capital Accumulation Program (“SECAP”). The plan document was amended and restated as of May 7, 2008. Capitalized terms used herein without definition have the meanings set forth in Section 24 or the applicable Term Sheet. The terms and conditions set forth in this plan document shall govern each Applicable Account Value, unless otherwise determined by the Administrator and set forth in the applicable Term Sheet.

1.	Purposes; SECAP Generally.

SECAP provides Eligible Employees with the opportunity to express a preference to allocate all or a portion of their Eligible Compensation to the program until a later date. Subject to the terms and conditions of SECAP set forth herein, Eligible Employees may request how their Allocated Amounts shall be deemed allocated among the Notional Investments available to Eligible Employees for purposes of measuring the increase or decrease in the value of their Account. Participation in SECAP is voluntary.

2.	Administration.

(a) Authority. SECAP is sponsored by Morgan Stanley. The Chief Administrative Officer is responsible for administering SECAP, including, without limitation, adopting rules and procedures for determining Notional Investments offered, determining the terms and conditions of SECAP for each Allocation Year and interpreting SECAP provisions and any Descriptive Materials. The Chief Administrative Officer may, in his sole discretion, delegate some or all of his authority and responsibilities pursuant to SECAP to the Executive Compensation Department, a committee of the Firm and/or one or more officers of the Firm. The Chief Administrative Officer and (to the extent that the Chief Administrative Officer has delegated authority to administer all or any portion of SECAP to the Executive Compensation Department or any committee or officer), the Executive Compensation Department or such committee or officer, are referred to herein, insofar as they are acting pursuant to authority granted or delegated pursuant to SECAP, as the “Administrator”. Each interpretation, determination or other action made or taken pursuant to SECAP by the Administrator from time to time shall be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.

(b) No Liability. The Administrator shall not be liable for anything whatsoever in connection with the administration of SECAP, including, without limitation, any interpretation, determination or other action taken or not taken in administering SECAP, except the Administrator’s own willful misconduct. In the performance of its functions with respect to SECAP, the Administrator shall be entitled to rely upon information and advice furnished by the Firm’s officers, the Firm’s accountants, the Firm’s counsel and any other party the Administrator deems necessary, and the Administrator shall not be liable for any interpretation, determination or other action taken or not taken in reliance upon any such advice.

3.	Eligibility.

SECAP is maintained by Morgan Stanley for the purpose of providing long-term compensation for a select group of management or highly compensated employees, and a Participant’s participation in SECAP in respect of any Allocation Year shall depend, among other things, on the Administrator’s determination, in its sole discretion, that the Participant is a member of such select group. The eligibility to participate in SECAP shall depend upon a Participant’s satisfaction of the specified eligibility criteria for the applicable Allocation Year to be established by the Administrator in its sole discretion and set forth in the applicable Term Sheet.

4.	Allocation Preference.

For each Allocation Year, Eligible Employees may submit an Allocation Preference with respect to their Eligible Compensation in a manner prescribed by the Administrator. The Administrator may set minimum and maximum Allocated Amounts and the minimum dollar or percentage increments of Eligible Compensation that may be allocated for each Allocation Year. Allocation Preferences shall be made by a date specified by the Administrator. An Eligible Employee may revoke an Allocation Preference in a manner prescribed by the Administrator prior to the applicable deadline. Following the expiration of the applicable deadline, a Participant’s Allocation Preference is irrevocable. If a Participant’s actual Eligible Compensation is less than the amount the Participant requested to allocate to SECAP pursuant to the Participant’s Allocation Preference, then the amount the Participant requested to allocate shall be reduced so that the Participant’s Allocated Amount equals the amount of the Participant’s Eligible Compensation for that Fiscal Year.

The Administrator may revoke a Participant’s Allocation Preference or reduce a Participant’s Allocated Amount below the amount a Participant requested to allocate in any Allocation Year, provided that any such revocation or reduction shall be made by the Allocation Preference deadline applicable to the Participant unless making such revocation or reduction at a later time would not result in the imposition of interest or additional tax under Section 409A.

5.	Accounts.

(a) Credits and Charges to a Participant’s Account. A Participant’s Allocated Amount shall be credited to the Participant’s Account as of a date determined by the Administrator, which crediting date shall occur on, or as soon as administratively practicable after, the date on which such amount would otherwise have been paid to the Participant. A Participant’s Account shall also be credited (or debited) with returns on the Participant’s Notional Investments following the date on which the Participant’s Allocated Amounts are credited. A Participant’s Account shall be charged with any amounts distributed to the Participant or any of the Participant’s Beneficiaries. All payments shall be debited from the portion of the Participant’s Account deemed allocated to Notional Investment(s) designated by the Administrator as set forth in Section 6(f).

(b) Allocation of Notional Investments. A Participant’s Account Value shall be deemed allocated in minimum allocations established by the Administrator from time to time among one or more Notional Investments. A Participant may request (i) how their Allocated Amounts shall be deemed allocated among the Notional Investments and (ii) that the Administrator change the deemed allocation of the Account Value among the Notional Investments, in each case, in accordance with procedures and at such times as established by the Administrator from time to time; provided, however, that the Administrator has absolute discretion as to whether to accept, either in whole or in part, the request and may determine, and may change from time to time: (a) the frequency of reallocations; (b) the minimum percentage of the Account Value that is required, and the maximum percentage of the Account Value that is permitted, to be allocated to any single Notional Investment; (c) the minimum percentage of the Account Value that is required to be allocated to one or more money market fund(s) or other Referenced Funds (defined below) available as Notional Investments; and (d) the Notional Investments available to Participants in accordance with Section 5(e). No reallocation that a Participant requests shall be honored to the extent that it would conflict with the allocation requirements that the Administrator may establish from time to time.

(c) Allocations Generally. Allocations among Notional Investments will be made exclusively for the purpose of determining a Participant’s Account Value from time to time in accordance with SECAP. A Participant’s Account Value will not be invested in the fund(s) or other investment vehicle(s) to which that Notional Investment relates (each, a “Referenced Fund”). Participants will not become direct investors in any of the Referenced Funds by virtue of their participation in SECAP.

(d) Determination of Account Value. The Administrator shall from time to time calculate each Participant’s Account Value based on the Participant’s Allocated Amounts and the deemed allocation of the Participant’s Account among the Notional Investments available to the Participant. Such calculation will be based on the best information available to the Administrator as of the date of determination, which information may include estimates. Subject to the terms and conditions of SECAP, the rate of return of any Notional Investment over the relevant measurement period will track the performance of the Referenced Funds, provided that the Firm can adjust the rate of return to reflect costs incurred by the Firm as described in Section 5(g). Following the commencement of distribution of a Participant’s Account Value to the Participant, the Administrator shall continue to calculate the Participant’s Account Value from time to time in the manner described above, taking into account distributions from the Participant’s Account. The Firm’s valuation of a Participant’s Account Value shall be conclusive and binding.

(e) Selection of Notional Investments; Conflicts of Interest.

(i) The Administrator shall choose the Notional Investments available under SECAP. Notional Investments available from time to time will be indicated on the Executive Compensation website or through other means that the Administrator shall determine and communicate to Participants from time to time. The Firm may provide a Participant with a description of the Referenced Funds and their historical returns, but the Firm is not responsible for actions, statements or performance of the Referenced Funds.

(ii) The Administrator will choose the Notional Investments available under SECAP based on a variety of factors. Participants should be aware of the existence of actual and potential conflicts of interest with the Firm and are considered to waive any claim with respect to the existence of any conflict of interest. The Administrator may require each Participant to affirmatively make such acknowledgment and waiver.

(iii) The performance of each Notional Investment shall reflect all of the fees and costs of the Referenced Fund, including, without limitation, brokerage and other fees, which the Referenced Fund may pay to the Firm if the Firm provides such services to the Referenced Fund. The Firm may also act as the investment advisor or provide other services to the Referenced Fund and receive fees for providing these services. Fees paid by a Referenced Fund will reduce the performance of the Referenced Fund (and accordingly the performance of the Notional Investment) and, therefore, will reduce the Firm’s payout obligations to Participants.

(f) Right to Change Notional Investments and Allocations Thereto. The Administrator may, from time to time in its sole discretion, change the Notional Investments available to Participants or allocate a Participant’s Account to different Notional Investments than those selected by the Participant. Among other things, this means that the Firm has the absolute right to replace a Participant’s Notional Investments (including in connection with hedge funds, hedge fund indices and other alternative Referenced Funds offered as Notional Investments under SECAP) with different Notional Investments and in connection therewith impose additional costs and investment conditions and restrictions on the Notional Investments (including restrictions on a Participant’s ability to allocate into, or reallocate away from, a Notional Investment). Nothing in the Descriptive Materials shall be construed to confer on a Participant the right to continue to have any particular Notional Investment option available for purposes of measuring the value of the Participant’s Account.

(g) Amounts at Risk. The value of a Participant’s Account is subject to risk at all times based upon the performance of the Notional Investments to which the Participant’s Account is allocated. If the value of the Referenced Funds offered as Notional Investments decreases in the future, the value of the Participant’s Account may be lower than the Participant’s original Allocated Amounts. Although a Participant will not be an investor in the Referenced Funds corresponding to the allocated Notional Investments, the value of a Participant’s Account will be determined by reference to the gains and losses attributable to the performance of the allocated Notional Investments. To the extent that the Firm incurs any costs in connection with such Notional Investments or the administration of SECAP, including in connection with activities the Firm undertakes in its discretion to target the return and liquidity on such Notional Investments, the Firm has the right to adjust the return on a Participant’s Notional Investments to reflect these costs. Participants will be subject to the risks of the Referenced Funds corresponding to Notional Investments to the same extent as actual investors in such Referenced Funds. The Firm may provide Participants with a description of the Referenced Funds corresponding to Notional Investments and those Referenced Funds’ historical returns, but the Firm is not responsible for actions, statements or performance of the Referenced Funds corresponding to Notional Investments. Payment of the Participant’s Account is also subject to the risks associated with the Participant’s status as an unsecured general creditor of Morgan Stanley as described in Section 9.

(h) Administration Fees. Allocated Amounts may be subject to a one-time set-up fee and Account Values may be subject to a quarterly administration fee (collectively, the “Administration Fees”) as determined by the Administrator from time to time and communicated to Participants. The Administration Fees are separate from any fees applicable to the Notional Investments and the related Referenced Funds, which are reflected in the net returns credited to a Participant’s Account. Without limiting the generality of the two preceding sentences, in connection with hedge funds, hedge fund indices and other alternative Notional Investments offered under SECAP, to the extent that offering such Notional Investments through SECAP results in unpredictable expenses or costs to the Firm, the Firm has the absolute right to impose additional fees on a Participant’s Account Value.

(i) Other Allocations. If a Participant becomes eligible to participate in SECAP or a program similar to SECAP for any subsequent Fiscal Year, or if a Participant has already allocated amounts pursuant to another long-term compensation plan, the Firm may, for administrative convenience, maintain a single Account to record allocations by the Participant (and amounts credited or debited to such allocations) under SECAP and any similar programs for other Fiscal Years. The portion of a Participant’s Account corresponding to each Fiscal Year’s Allocated Amount shall be governed by the terms and conditions applicable to each such Fiscal Year’s Allocated Amount.

6.	Manner of Payment.

(a) Form of Payment. Unless the Administrator determines otherwise in its sole discretion, all payments under SECAP to a Participant (or a Participant’s

Beneficiary) shall be made in the Participant’s (or Beneficiary’s) local currency. Participants shall have no right to any other form of payment.

(b) Distribution Commencement Date.

(i) At the time a Participant submits an Allocation Preference, the Participant must also select a Preferred Distribution Commencement Date. A Participant will be required to select a separate Preferred Distribution Commencement Date governing the Applicable Account Value for each Fiscal Year in which the Participant participates in SECAP. Except as otherwise provided in this Section 6, distributions in respect of the Applicable Account Value shall commence on the Distribution Commencement Date. Notwithstanding a Distribution Commencement Date, if, on any date on which the Firm would otherwise make a distribution to the Participant, the Firm considers the Participant to be one of its executive officers and the Participant’s compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code, the following shall apply:

(1) Distributions in respect of the Participant’s Applicable Account Value corresponding to an Allocation Year prior to 2005 will be delayed until the Firm no longer considers the Participant to be an executive officer or such earlier date as the Firm may determine, in its sole discretion, an earlier payment is likely to be deductible to the Firm; and

(2) Subject to Section 6(h) below, distributions in respect of the Participant’s Applicable Account Value corresponding to the Allocation Year 2005 and any subsequent Allocation Year shall be delayed until the Participant’s termination of employment with the Firm.

(ii) Subject to Section 6(b) and 6(h) and notwithstanding any Distribution Commencement Date, in no event shall distributions in respect of a Participant’s Applicable Account Value commence earlier than the applicable Vesting Date or later than:

(1) For Applicable Account Values corresponding to Allocation Years prior to 2005, the later of (A) January 2 of the year following the year in which the Participant turns 65 and (B) January 2 of the year following the year in which the Participant’s employment with the Firm terminates;

(2) For Applicable Account Values corresponding to Allocation Year 2005 and 2006, January 2 of the year following the year in which the Participant turns 65; and

(3) For Applicable Account Values corresponding to Allocation Year 2007 and later Allocation Years, the date specified in the applicable Term Sheet as the last date on which distributions of the Participant’s Applicable Account Value may commence.

(c) Payment Options. Subject to the other terms and conditions of SECAP, at the time a Participant submits an Allocation Preference the Participant will also select a Preferred Distribution Method for the Applicable Account Value. Participants may select a Preferred Distribution Method of either one lump sum or two to ten annual installments.

(d) Payment of Installments. If the Distribution Method for the Applicable Account Value is annual installments, the undistributed portion of the Applicable Account Value shall remain in the Participant’s Account following payment of each installment and will be credited (or debited) with future returns from the Notional Investments to which the Participant’s Applicable Account Value is allocated. As a result, the amount of each installment payment may vary, depending on the future rate of return applied to the Participant’s Account. The amount of each annual installment shall equal “(1/A) x B”, where “A” equals the number of annual installments remaining to be made (including the installment with respect to which the calculation is made) and “B” equals the Applicable Account Value as of the date the amount of such installment is determined. In all cases, the amount of the annual installment will be reduced by any Administration Fees outstanding and will be reduced to reflect cancellation of any portion of the Participant’s Applicable Account Value as provided in the applicable Term Sheet.

(e) Calculation of Distributions. In calculating the amount of a Participant’s distributions (whether lump sum or annual installments), the Participant’s Applicable Account Value will be determined based on the valuation of each of the applicable Notional Investments on the most recent valuation date for such Notional Investment preceding the date of distribution, as determined by the Administrator in its sole discretion. It is generally expected that such valuation date will not be earlier than the first day of the calendar quarter preceding the calendar quarter in which the distribution is made, although the Firm makes no assurances in this regard.

(f) Payment Notice. The Administrator shall determine the value of each distribution. Prior to any distribution, the Administrator may require a Participant to notionally reallocate during the next notional reallocation period, or the Administrator may notionally reallocate at any time, all or a portion of the Account Value out of certain of the Participant’s Notional Investment(s) into other designated Notional Investment(s) in order to reflect the liquidity requirements that would apply to an actual investor requesting a distribution from the relevant Referenced Fund on the relevant distribution date. Due to the redemption periods associated with hedge fund, hedge fund indices and other alternative Referenced Funds available as Notional Investments, a Participant’s distribution may be delayed if any portion of the distribution amount must be debited from a Participant’s hedge fund Referenced Funds available as Notional Investments.

(g) No Withdrawals or Loans. Except for distributions made in accordance with the terms of SECAP, a Participant shall have no rights to make withdrawals or loans from the Participant’s Account for any reason.

(h) Acceleration. Notwithstanding anything to the contrary set forth in any Descriptive Materials, the Administrator may not accelerate distribution of all or any portion of a Participant’s Applicable Account Value, except to the extent that such acceleration is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the date of distribution or payment of any amount hereunder or to incur interest or additional tax under Section 409A.

7.	Vesting; Termination of Employment; Cancellation Events.

The application and effect of vesting, termination of employment, Cancellation Events and other restrictions on the Applicable Account Value shall be determined by the Administrator and set forth in the applicable Term Sheet. To the extent that the Plan or any Term Sheet provides for full or partial payment of a Participant’s Applicable Account Value to be made upon or as a result of the Participant’s termination of employment with the Firm, the Participant will be considered to have experienced a termination of employment with the Firm if, and only if, the Participant has experienced a Separation from Service.

8.	Termination and Amendment.

(a) The Administrator may, at any time, terminate SECAP in whole or in part as to some or all Participants. The Administrator shall notify Participants of any termination of SECAP. No further allocations shall be permitted by affected Participants after the effective date of any termination. Following the termination of SECAP, the following shall apply.

(i) The Administrator may permit Applicable Account Values corresponding to an Allocation Year prior to 2005 to remain in SECAP, subject to the terms and conditions applicable to such Applicable Account Values, or make early distributions of portions or all of such Applicable Account Value as to some or all Participants. Upon such early distribution, payment of a Participant’s Applicable Account Value, determined as of the effective date of the termination of SECAP, shall be made to the Participant (or, following the Participant’s death, the Participant’s Beneficiaries) as soon as administratively practicable following January 1 of the year following the year in which notice of such termination is sent to all affected Participants.

(ii) Applicable Account Values corresponding to the 2005 Allocation Year or any subsequent Allocation Year shall remain in SECAP, subject to their applicable terms and conditions; provided, however, that to the extent that early distributions of portions or all of such Applicable Account Values would not result in the imposition of interest or additional tax under Section 409A, the Administrator may permit such early distributions to the extent and in the manner permitted under Section 409A.

(b) The Administrator may also alter, amend or modify SECAP or any Term Sheet or other Descriptive Material at any time in its sole discretion. These amendments may include (but are not limited to) changes that the Administrator considers necessary or advisable as a result of changes in any, or the adoption or interpretation of any new, Legal Requirement. Notwithstanding anything to the contrary in any Descriptive Materials, the Administrator may not amend or modify SECAP in a manner that would materially impair a Participant’s rights in the Account without the Participant’s consent; provided, however, that the Administrator may, without a Participant’s consent, amend or modify SECAP in any manner that the Administrator considers necessary or advisable to comply with any Legal Requirement or to ensure that neither the entirety nor any part of a Participant’s Account Value is subject to US federal, state or local income tax or any equivalent taxes in territories outside the US prior to payment or to any interest or penalty tax. To the extent necessary or advisable to comply with the Legal Requirements of any non-US jurisdiction in which the Firm implements the Plan, the Firm may supplement the Plan and any Term Sheet with an International Supplement. Any amendment or waiver of a provision of the SECAP plan document or any Term Sheet (other than any amendment or waiver applicable to all Participants generally), which amendment or waiver operates in a Participant’s favor or confers a benefit on the Participant, must be in writing and signed by the Global Head of Human Resources or the Chief Administrative Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective. The Administrator shall notify Participants of any amendment of SECAP that is material, and shall notify affected Participants of any amendment that affects such Participants’ rights.

9.	SECAP Unfunded.

SECAP is an unfunded nonqualified long-term compensation plan. A Participant’s Account represents at all times an unfunded and unsecured contractual obligation of Morgan Stanley. Each Participant and Beneficiary is an unsecured general creditor of Morgan Stanley with respect to all obligations owed under SECAP. Amounts payable under SECAP shall be satisfied solely out of the general assets of Morgan Stanley, subject to the claims of its creditors. A Participant and a Participant’s Beneficiaries will not have any interest in any fund or in any specific asset of Morgan Stanley of any kind by reason of any amount credited to the Participant under SECAP, nor shall a Participant or any Beneficiary or any other person have any right to receive any distribution under SECAP except as, and to the extent, expressly provided in this plan document or the Term Sheet. Morgan Stanley will not segregate any funds or assets to provide for the distribution of a Participant’s Account Value or issue any notes or securities for the payment thereof.

10.	No Investment Obligation.

The Firm has no obligation to invest amounts corresponding to a Participant’s Allocated Amounts or Account Value and/or any appreciation thereon (including, without limitation, in the Referenced Funds tracked by the Notional Investments a Participant selects). If the Firm invests amounts corresponding to Allocated Amounts in any Referenced Fund, such investment shall not confer on a Participant any right or interest in any such Referenced Fund. The Participant will have no ownership or other interest in any financial or other instrument or arrangement that Morgan Stanley may acquire or enter into to hedge its obligations under SECAP.

11.	Compliance with Laws.

(a) Offerings under SECAP are intended to be exempt from registration under the Securities Act. As a condition to participation in SECAP, at the time each Participant submits an Allocation Preference, the Participant will be deemed to acknowledge, represent and warrant to and agree with Morgan Stanley, and the Administrator may require the Participant to affirmatively acknowledge, represent and warrant to and agree with Morgan Stanley, as follows:

(i) The Participant received and carefully reviewed the Descriptive Materials, and the Participant understands the information contained therein, the risks associated with an investment in SECAP and the conflicts that SECAP may present for the Firm and agrees to be bound by the terms of the Descriptive Materials;

(ii) The Participant had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Morgan Stanley concerning SECAP and all such questions were answered to the Participant’s full satisfaction;

(iii) No oral or written representations were made to the Participant concerning SECAP other than as stated in the Descriptive Materials, and no oral or written information furnished to the Participant in connection with SECAP was inconsistent with the information stated in the Descriptive Materials;

(iv) The Participant has adequate means of providing for the Participant’s current financial needs and contingencies, is able to bear the substantial economic risks of SECAP for an indefinite period of time, has no need for liquidity in the Participant’s assets placed in SECAP and, at the present time, could afford a complete loss of such assets;

(v) The Participant has such knowledge and experience in financial, tax and business matters so as to enable the Participant to utilize the information made available to the Participant in connection with SECAP to evaluate the merits and risks of SECAP and to make an informed decision with respect thereto;

(vi) The Participant is not relying on Morgan Stanley with respect to the tax and other economic considerations of SECAP;

(vii) The Participant meets the eligibility requirements to be a Participant;

(viii) The Participant shall provide such information and execute and deliver such documents as may reasonably be requested by the Firm in connection with SECAP, including, without limitation, such information and documents as may reasonably be necessary to comply with any and all laws to which the Firm is subject, and such additional information as the Firm may deem appropriate with regard to the Participant’s eligibility (including, without limitation, documentation relating to the Participant’s Accredited Investor status);

(ix) The Participant’s representations, warranties and agreements made at the time the Participant submits an Allocation Preference, and in any other writing delivered, or electronic request made, in connection with SECAP shall be true and correct in all respects on and as of the date of any allocation under SECAP as if made on and as of such date;

(x) The Participant’s participation in SECAP is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law; and

(xi) The Participant shall keep confidential all matters relating to SECAP (including, without limitation, the terms of SECAP and the Descriptive Materials), except to the extent such matters are publicly available (through no fault of the Participant) or as otherwise required by law. The Firm’s Code of Conduct regarding confidential and proprietary information shall cover such matters.

(b) The Administrator may from time to time amend or modify the representations that a Participant is required to make pursuant to this Section 11.

(c) Participants are required to promptly inform Morgan Stanley if any of the representations included in this Section 11, as may be amended or modified from time to time by the Administrator, becomes false for any reason.

12.	Taxes and Withholding; Other Obligations.

(a) Taxes and Withholding. As a condition to any payment or distribution pursuant to SECAP, the Firm may require a Participant to pay such sum to the Firm as may be necessary to discharge the Firm’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on such payment or distribution. In the discretion of the Firm, the Firm may deduct or withhold such sum from the payment or distribution to which such taxes, assessments or other governmental charges relate. The Firm may not deduct or withhold such sum from any other amount payable to the Participant, whether pursuant to SECAP or otherwise, except to the extent such deduction or withholding is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A.

(b) Other Obligations. The Firm shall have no authority to withhold any amount from a payment or distribution pursuant SECAP for the purpose of satisfying all or any part of an obligation that a Participant owes to the Firm, except (i) to the extent authorized under Section 12(a) relating to tax and other withholding obligations or, otherwise, (ii) to the extent such withholding is not prohibited by Section 409A and would not cause the Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A.

13.	Nontransferability.

A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in SECAP, other than as provided in Section 14 (which allows a Participant to designate a Beneficiary or Beneficiaries in the event of the Participant’s death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During a Participant’s lifetime, payments shall be made only to the Participant. The terms and conditions of SECAP are binding on, and shall benefit, Morgan Stanley and its successors and assigns, and the Participants, their Beneficiaries, heirs, legatees and personal representatives.

14.	Designation of a Beneficiary.

A Participant may make a written designation of a Beneficiary or Beneficiaries to receive all or part of the Participant’s SECAP payments to be paid under SECAP in the event of the Participant’s death. To make a Beneficiary designation, a Participant must complete and submit a designation of beneficiary form with the Executive Compensation Department pursuant to procedures the Administrator may establish from time to time. A Participant may revoke or change the Participant’s designation at any time.

If a Participant does not designate a Beneficiary to which payments are to be made upon the Participant’s death, or if no Beneficiary survives a Participant, payments subsequent to the Participant’s death shall be made to the Participant’s estate. If a Beneficiary survives a Participant but dies prior to the completion of the payments contemplated to be made to that Beneficiary, the unpaid portion of such payments at the death of the Beneficiary shall be paid to the Beneficiary’s estate.

If there is any question as to the legal right of any designated Beneficiary to receive payment, the Administrator may determine to pay the Participant’s estate or legal representative. The Administrator’s determination shall be binding and conclusive on all persons, and the Firm shall have no further liability to anyone with respect to such payment.

15.	Claims Procedure.

The Administrator may establish procedures from time to time pursuant to which the Administrator will process claims by Participants with respect to SECAP.

16.	Rule of Construction for Timing of Payments.

Whenever the Plan, any Term Sheet or any Descriptive Materials designate a specific date or event for full or partial payment or distribution of a Participant’s Applicable Account Value, such payment or distribution will be considered to have been timely made, and neither a Participant nor any of a Participant’s Beneficiaries or estate shall have any claim against the Firm for damages based on a delay in payment or distribution, and the Firm shall have no liability to any Participant (or to any of Participant’s Beneficiaries or estate) in respect of any such delay, as long as payment or distribution is made by December 31 of the year in which occurs the specified date or event or, if later, by the 15th day of the third calendar month following such specified date or event.

17.	Commodity Exchange Act Compliance.

Morgan Stanley has filed with the National Futures Association a notice claiming an exclusion from the definition of the term “commodity pool operator” (“CPO”) under the Commodity Exchange Act, as amended, and the rules of the Commodity Futures Trading Commission promulgated thereunder, with respect to its operation of SECAP and, accordingly, is not subject to registration or regulation as a CPO of SECAP. Morgan Stanley reserves the right to modify SECAP to ensure that it is not subject to registration or regulation as a CPO.

18.	No Right to Continued Employment or Participation.

Neither SECAP nor any interpretation, determination or other action taken or omitted to be taken pursuant to SECAP shall be construed as guaranteeing a Participant’s employment with the Firm, a discretionary bonus or any particular level of bonus, compensation or benefits, as giving a Participant any right to continued employment, during any period, nor shall they be construed as giving a Participant any right to be reemployed by the Firm following any termination of employment. In addition, neither SECAP nor any interpretation, determination or other action taken or omitted to be taken pursuant to SECAP shall be deemed to create or confer on a Participant any right to participate in SECAP, or in any similar program that may be established by the Firm, in respect of any Fiscal Year.

19.	Compliance with Local Law.

The Administrator may modify the terms and conditions of SECAP to comply with the applicable requirements of local laws.

20.	Conflicts.

In the event of any conflict or inconsistency between the SECAP plan document and any Term Sheet or any other Descriptive Material, the plan document shall govern and the Term Sheet and other Descriptive Materials shall be interpreted to minimize or eliminate any such conflict or inconsistency; provided, however, that to the extent the Administrator amends or modifies any term or definition set forth herein, such modified term or definition will be communicated to the Participant in the applicable Term Sheet or International Supplement and shall govern.

21.	Governing Law.

SECAP and the related legal relations between a Participant and the Firm shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

22.	Effective Date.

The Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley approved SECAP on June 27, 2003 and the first allocations under SECAP occurred in January, 2004.

23.	Construction.

The headings in this plan document have been inserted for convenience of reference only and are to be ignored in any construction of SECAP. Use of one gender includes the other, and the singular and plural include each other.

24.	Defined Terms.

Unless determined otherwise by the Administrator and set forth in the applicable Term Sheet the following terms shall have the indicated meanings:

(a) “Account” means the bookkeeping account maintained on the books and records of Morgan Stanley in a Participant’s name to record Allocated Amounts and credits or debits thereto in accordance with SECAP. An Account is established only for purposes of tracking Notional Investments and not to segregate assets or to identify assets that may be used to make payments under SECAP.

(b) “Account Value” means the amount reflected on the books and records of Morgan Stanley as the value of a Participant’s Account at any date of determination, as determined in accordance with SECAP.

(c) An “Accredited Investor” is an individual who is able to represent at the time of allocation that he or she meets the conditions for being an “accredited investor” set forth in Rule 501 promulgated under the Securities Act (or any successor provision). For purposes of any income test including such conditions, income does not include the value of any mandatory allocations, such as annual equity-based or other incentive compensation awards.

(d) “Allocated Amount” means the amount of Eligible Compensation allocated by a Participant to SECAP, as accepted or modified by the Administrator pursuant to SECAP. The amount a Participant allocates will be taken from the Participant’s Eligible Compensation, after the following allocations (as applicable):

(i) any non-elective equity-based awards or other incentive compensation; and

(ii) bonus waivers;

but before the following deductions (as applicable):

(i) elective equity-based awards (e.g., Voluntary Equity Incentive Compensation Program or Voluntary Equity Participation Plan);

(ii) Morgan Stanley 401(k) Plan; and

(iii) income taxes and US Social Security and Medicare tax.

(e) “Allocation Preference” means, for each Fiscal Year’s participation, a request made by a Participant to allocate payment of an amount of the Participant’s Eligible Compensation subject to the terms and conditions of SECAP. An Allocation Preference cannot be revoked by the Participant or the Firm after the applicable deadline.

(f) “Allocation Year” means the Fiscal Year with respect to which the Participant’s Allocated Amount under SECAP relates. For instance, (i) with respect to year-end discretionary bonuses, the Allocation Year is the year in which the bonuses are earned even if the bonuses are paid in a subsequent Fiscal Year and (ii) with respect to commission payouts or notional revenue credit advances, the Allocation Year is the year in which the commission payouts or notional revenue credit advances are earned.

(g) “Applicable Account Value” means the portion of the Participant’s Account Value that corresponds to the applicable Fiscal Year’s Allocated Amount.

(h) “Beneficiary” means the person designated by a Participant pursuant to Section 14 to receive any payments under SECAP in the event of the Participant’s death.

(i) A “Cancellation Event” shall have the meaning set forth in the applicable Term Sheet.

(j) “Chief Administrative Officer” means the officer of Morgan Stanley to whom the Compensation, Management Development and Succession Committee of Morgan Stanley’s Board of Directors has delegated authority to administer SECAP.

(k) “Descriptive Materials” means the applicable Term Sheet, International Supplement, if any, the SECAP plan document and all other brochures, letters, memoranda or other documents from Morgan Stanley to the Participant regarding SECAP, including all electronic-based materials.

(l) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to the Participant.

(m) “Distribution Commencement Date” means, with respect to each Allocation Year, the date specified in a Participant’s Allocation Preference for commencement of the distributions in respect of the Applicable Account Value, as accepted or modified by the Administrator pursuant to SECAP.

(n) “Distribution Method” means, with respect to each Allocation Year, the form of payment method (lump sum or two to ten annual installments) specified in a Participant’s Allocation Preference in respect of the Applicable Account Value, as accepted or modified by the Administrator pursuant to SECAP.

(o) “Eligible Compensation” means the cash compensation a Participant may allocate pursuant to SECAP, as determined by the Administrator from time to time and set forth in the applicable Term Sheet.

(p) “Eligible Employees” shall have the meaning set forth in the applicable Term Sheet.

(q) “Executive Compensation Department” means Morgan Stanley’s Executive Compensation Department or any other department of Morgan Stanley that succeeds to the functions of the Executive Compensation Department.

(r) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and other affiliates.

(s) “Fiscal Year” means a fiscal year of Morgan Stanley.

(t) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(u) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(v) “Notional Investments” means the Referenced Funds or other investment vehicles used to measure the return (positive or negative) to be attributed to Allocated Amounts.

(w) “Participant” means an Eligible Employee who participates in SECAP.

(x) “Preferred Distribution Commencement Date” means, with respect to each Allocation Year, the date specified in a Participant’s Allocation Preference for commencement of the distributions in respect of the Applicable Account Value. A Participant shall select a separate Preferred Distribution Date for each Applicable Account Value.

(y) “Preferred Distribution Method” means, with respect to each Allocation Year, the form of payment method (lump sum or two to ten annual installments) specified in a Participant’s Allocation Preference in respect of the Applicable Account Value.

(z) “SECAP” means the Select Employees’ Capital Accumulation Program.

(aa) “Section 409A” means Section 409A of the Internal Revenue Code.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(dd) “Term Sheet” means a written or electronic document which, for each specified Fiscal Year’s allocation, sets forth those terms and conditions of SECAP that, pursuant to the terms of this plan document, are to be communicated in a Term Sheet, including terms and definitions that are not otherwise set forth herein or that the Administrator has determined to modify from those set forth herein.

(ee) “Vesting Date” shall have the meaning set forth in the applicable Term Sheet with respect to the specified Fiscal Year’s allocation.